Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on February 5, 2025

Registration Statement No. 333-261801-10

*Pricing Details* $1.768+BN GM Financial Automobile Leasing Trust (GMALT) 2025-1 Prime Auto Lease ABS

Joint Lead Bookrunners: Societe Generale (str), BNP Paribas, CIBC, TD Securities

Co-Managers: Barclays, Drexel Hamilton, RBC, SMBC

-Anticipated Capital Structure-

CLS	$AMT (MM)	WAL^	S&P/FTCH*	P.WIN	E. FNL	L.FNL	BENCH	SPRD	YLD	CPN	PX
A-1	226.890	0.29	A-1+/F1+	1-7	09/2025	02/2026	ICURV	+9	4.408	4.408	100.00000
A-2A	267.720	1.16	AAA/AAA	7-19	09/2026	05/2027	ICURV	+41	4.583	4.54	99.99993
A-2B	365.000	1.16	AAA/AAA	7-19	09/2026	05/2027	SOFR30A	+41			100.00000
A-3	632.710	1.89	AAA/AAA	19-27	05/2027	02/2028	ICURV	+52	4.712	4.66	99.98820
A-4	108.070	2.31	AAA/AAA	27-28	06/2027	02/2029	ICURV	+55	4.753	4.70	99.98532
B	87.500	2.43	AA/AA	28-30	08/2027	02/2029	ICURV	+74	4.946	4.89	99.98649
C	80.500	2.56	A/A	30-31	09/2027	07/2029	ICURV	Retained

^	WAL to 100% PPC to Maturity
*	Expected Ratings

-Transaction Details-

* Deal Size : $1,768,390,000

* BBG Ticker : GMALT 2025-1

* Format : SEC Registered

* Speed : 100% PPC to Maturity

* Ratings : S&P, Fitch

* ERISA Eligible : Yes

* Risk Retention : US Compliant

* Exp. Pricing : PRICED

* Exp. Settle : February 12, 2025

* First Pay Date : March 20, 2025

* Min Denoms : $1k x $1k

* B&D : Societe Generale

-Available Materials-

* Prelim Prospectus, FWP and CDI : Attached

* Intex Deal Name : xgmal2501_2 | Password : K2JJ

* Dealroadshow : https://dealroadshow.com | Entry Code (Case Sensitive): GMALT251

Direct Link : https://dealroadshow.com/e/GMALT251

* SSAP : GMALT251

-CUSIPs-

A1 36271VAA5

A2A 36271VAB3

A2B 36271VAC1

A3 36271VAD9

A4 36271VAE7

B 36271VAF4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108.